Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

April 11, 2022

Leafly Holdings, Inc.

111 S Jackson Street, Suite 531

Seattle, Washington 98104

Ladies and Gentlemen:

We have acted as counsel to Leafly Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to (a) the issuance of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issuable upon the exercise of Public Warrants and Private Warrants (collectively, the “Warrants,” and such underlying shares of Common Stock, the “Warrant Shares”) and (b) the offer and resale by the selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement of up to (i) 16,542,564 shares of Common Stock which consists of (A) 9,234,865 shares of Common Stock issued in connection with the Business Combination, (B) 3,237,388 Sponsor Shares, (C) 120,000 Representative Shares and (D) 3,950,311 shares of Common Stock that may be issued upon exercise of Private Warrants referred to in clause (iii) below, (ii) 2,495,997 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes, plus the amount of accrued and unpaid interest, if any, that is payable in shares of Common Stock in connection with the conversion thereof (the shares of Common Stock listed in clauses (b)(i) and (b)(ii), collectively, the “Selling Securityholder Shares”), and (iii) 3,950,311 Private Warrants.

Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware incorporated by reference as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company, incorporated by reference as Exhibit 3.2 to the Registration Statement; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Warrant Agreement and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

April 11, 2022

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

With respect to the Warrant Shares and the Warrants, we have assumed that each of the Warrant Agreement and Warrants have been duly authorized, executed and delivered by Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and constitute legal, valid and binding obligations of the Warrant Agent, enforceable in accordance with their terms, and we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock. We have also assumed that at or prior to the time of the delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Act, and no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Warrant Shares underlying the Public Warrants have been duly authorized and, when issued and paid for upon exercise of the Public Warrants in accordance with the terms of the Public Warrants, will be validly issued, fully paid and nonassessable;

2. The Private Warrants constitute legal, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

3. The Selling Securityholder Shares have been duly authorized and are, or in the case of the Selling Securityholder Shares that are issuable upon exercise of Warrants or the Selling Securityholder Shares that are reserved for issuance upon the conversion of the Convertible Notes, when issued and paid for upon the exercise of the applicable Warrants in accordance with their terms or the conversion of the Convertible Notes in accordance with the terms of the Convertible Note Purchase Agreement, respectively, will be, validly issued, fully paid and nonassessable.

April 11, 2022

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and, solely with respect to whether or not the Warrants are the legal, valid and legally binding obligations of the Company, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP